Exhibit 10.10

CREDIT AGREEMENT

dated as of

January 7, 2011

among

OAKTREE CAPITAL MANAGEMENT, L.P.,

OAKTREE CAPITAL II, L.P.,

OAKTREE AIF INVESTMENTS, L.P.,

OAKTREE CAPITAL I, L.P.,

The Lenders Party Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, L/C Issuer and Swing Line Lender,

and

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

HSBC SECURITIES (USA), INC.,

as Joint Lead Arrangers and Joint Lead Bookrunners

and

BANK OF AMERICA, N.A.,

and

HSBC BANK USA, N.A.,

as Co-Syndication Agents

$550,000,000 SENIOR UNSECURED

CREDIT FACILITIES

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

SCHEDULES:

Schedule 2.1 – Names, Addresses, Commitments, and Proportionate Shares of the Lenders

Schedule 3.6 – Disclosed Matters

Schedule 3.13 – Subsidiaries

Schedule 6.1 – Existing Indebtedness

Schedule 6.2 – Existing Liens

Schedule 6.6 – Transactions with Affiliates

Schedule 6.7 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Acceptance

Exhibit B – Form of Legal Opinion of Munger, Tolles & Olson LLP, Special Counsel to Borrower

Exhibit C-1 – Form of Report Under Section 5.1(e)(i)

Exhibit C-2 – Form of Report Under Section 5.1(e)(ii)

Exhibit D – Notice of Swing Line Borrowing

Exhibit E – Form of Revolving Loan Note

Exhibit F – Form of Term Loan Note

Exhibit G – Form of Swing Line Note

Exhibit H – Form of Compliance Certificate

Exhibit I – Form of Borrowing Request

-iv-

(continued)

Exhibit J – Form of Interest Election Request

-v-

EXECUTION VERSION

CREDIT AGREEMENT dated as of January 7, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), among OAKTREE CAPITAL MANAGEMENT, L.P., a Delaware limited partnership, OAKTREE CAPITAL II, L.P., a Delaware limited partnership, OAKTREE AIF INVESTMENTS, L.P., a Delaware limited partnership, OAKTREE CAPITAL I, L.P., a Delaware limited partnership (each a “Borrower” and collectively, the “Borrowers”), the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), L/C Issuer and Swing Line Lender. WELLS FARGO SECURITIES, LLC (“Wells Fargo Securities”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPF&S”) and HSBC SECURITIES (USA), INC. have each been given the titles of joint lead arranger and joint lead bookrunner in connection with this Agreement (in such capacity, collectively, the “Joint Lead Arrangers”) and Bank of America, N.A. (“Bank of America”) and HSBC Bank USA, N.A. have each been given the title of co-syndication agent in connection with this Agreement (in such capacity, the “Co-Syndication Agents”).

WHEREAS, the Borrowers have requested that the Lenders provide the credit facility set forth in this Agreement to the Borrowers, including the Revolving Loans, Term Loans Swing Line Loans and the issuance of Letters of Credit; and

WHEREAS, each Borrower will directly and indirectly benefit from the financing provided to it and to each other Borrower pursuant to this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan (or in the case of the Term Loans, a portion thereof) or Borrowing, refers to whether such Loan (or portion thereof), or the Loans (or portion thereof) comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Portion” has the meaning given to that term in Section 2.1(b)(v).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that for the purposes of Section 6.6, no member of Oaktree Operating Group shall be considered to be an “Affiliate” of any other member of the Oaktree Operating Group.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, on any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for the day immediately preceding such day plus one and one-half percent (1.50%) and (c) One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus one and one-half percent (1.50%). As used in this definition, “One Month LIBOR Rate” shall mean, with respect to any interest rate calculation for a Loan, a portion of a Loan, Borrowing or any other obligation of any Borrower under the Loan Documents bearing interest at the Alternate Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of (a) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the applicable day (provided that if such day is not a Business Day for which a LIBOR Rate is quoted, the next preceding Business Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (b) one minus the Reserve Requirement in effect on such day. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100 of one percent), (i) the rate per annum at which dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the applicable day (provided that if such day is not a Business Day for which dollar deposits are offered to or by the Administrative Agent in the London or such offshore interbank eurodollar currency market, the next preceding Business Day for which dollar deposits are offered to or by the Administrative Agent in the London or such offshore interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term.

“Anti-Terrorism Law” means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Applicable Margin” means, at any time when there is a Debt Rating (as defined below), (a) in the case of interest calculable with respect to each Eurodollar Loan, the percentage set forth in the column headed “Eurodollar” opposite the applicable Tier level below, (b) in the case of interest calculable with respect to each ABR Loan, the percentage set forth below in the column headed “ABR” opposite the applicable Tier level below, and (c) in the case of the Commitment Fees, the percentage set forth in the column headed “Commitment Fees” opposite the applicable Tier level below:

Tier	Debt Rating	Eurodollar	ABR	Commitment Fees
I	≥ A	1.250%	0.250%	0.175%
II	A-	1.500%	0.500%	0.200%
III	BBB+	1.625%	0.625%	0.225%
IV	≤ BBB	2.000%	1.000%	0.250%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Fitch Ratings of the non-credit-enhanced, senior unsecured long-term debt of Oaktree Capital Management, L.P. (along with its affiliates); provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one Tier, then the Tier for the higher of such Debt Ratings shall apply (with the Debt Rating for Tier I being the highest and the Debt Rating for Tier IV being the lowest) and (b) if such Debt Ratings differ by more than one Tier, then the Tier that is one Tier above the Tier of the lower Debt Rating shall apply.

Initially the Applicable Margin shall be based on Tier II. The Applicable Margin shall be subject to adjustment (upwards or downwards, as appropriate), effective as of the date on which S&P or Fitch Ratings announces a change of Debt Rating that results in a change in the Applicable Margin.

Notwithstanding the foregoing, at any time when there is no Debt Rating, the Applicable Margin for each of Eurodollar Loans, ABR Loans and Commitment Fees shall be determined pursuant to the following pricing grid:

Tier	Combined Leverage Ratio	Eurodollar	ABR	Commitment Fees
I	<1.00	1.250%	0.250%	0.175%
II	>1.00 <1.75	1.500%	0.500%	0.200%
III	>1.75 <2.25	1.625%	0.625%	0.225%
IV	>2.25	2.000%	1.000%	0.250%

Any increase or decrease in the Applicable Margin resulting from a change in the Combined Leverage Ratio shall become effective as of the fifth Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(c) with respect to any fiscal quarter or fiscal year; provided that (x) during the period commencing on the date there is no Debt Rating (each, a “Debt Rating Drop Date”) until the fifth Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(c)

with respect to the fiscal quarter or fiscal year in which such Debt Rating Drop Date occurs, Tier IV shall apply and (y) at any time when there is no Debt Rating, if no Compliance Certificate is delivered when due in accordance with Section 5.1(c), then Tier IV shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrowers deliver such Compliance Certificate and thereafter the Applicable Margin shall be based on the Combined Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition. At any time when there is no Debt Rating, if the Combined Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin, then the Applicable Margin shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Combined Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable within two (2) Business Days of written notice therefor from the Administrative Agent or any Lender (the Borrowers’ obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement). At any time when there is no Debt Rating, if the Combined Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a lower Applicable Margin and such determination is made within ninety (90) days after the delivery of such Compliance Certificate pursuant to Section 5.1(c) (and notice thereof has been provided to the Administrative Agent within such ninety (90) day period), then the Applicable Margin shall be retroactively adjusted to reflect the lower rate that would have been applicable had the Combined Leverage Ratio been correctly reported in such Compliance Certificate, and any excess interest paid by the Borrowers to the Lenders resulting from such incorrect reporting of the Combined Leverage Ratio shall be refunded to the Borrowers within two (2) Business Days of receipt by the applicable Lender or Lenders of written demand therefor from the Borrowers (the Lenders’ obligations to refund such excess amounts shall survive the termination of this Agreement).

“Assets Under Management” means the Net Asset Value of all investment funds and accounts managed by any member of the Oaktree Operating Group or their respective subsidiaries plus the amount of any undrawn capital that may be called from investors in such investment funds pursuant to the capital commitments of such investors to such investment funds. As used in this definition, “Net Asset Value” means, as of any date, the value of all assets of an investment fund or account (including cash and accrued interest and dividends) less all liabilities of such investment fund or account (including accrued expenses and any reserves established for contingent liabilities).

“Assignee” has the meaning set forth in Section 9.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a sale and leaseback transaction entered into by a Borrower or any Subsidiary of a Borrower, at the time of determination, the present value of the total obligation of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the sole option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Loan Maturity Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” and “Borrowers” has the meaning set forth in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (c) a Swing Line Loan.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.3 in the form of Exhibit I.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that for purposes of this definition of Capital Lease Obligations, capital leases shall be determined based upon GAAP as in effect as of the date of this Agreement.

“Capital Stock” means any and all shares, partnership, membership or other interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer, the Swing Line Lender and/or the Lenders, as applicable, as collateral subject to a first priority security interest securing the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents, cash or deposit account balances in an amount equal to the L/C Obligations, obligations in respect of Swing Line Loans or obligations of a Defaulting Lender, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer or Swing Line Lender, as applicable (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.

“Change in Control” means (a) the acquisition of direct or indirect beneficial ownership by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of any Borrower; or (b) the acquisition of Control of any Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof); other than, in the case of (a) or (b), by (i) any beneficial owner as of the Effective Date of ControlCo, (ii) any officer, employee or principal of any member of the Oaktree Operating Group or any of their respective Subsidiaries that is an equity holder of Oaktree Capital Group, LLC or ControlCo on the Effective Date or is admitted as an equity holder of Oaktree Capital Group, LLC or ControlCo after the Effective Date in the ordinary course of business, or (iii) any holding company or intermediate entity that is beneficially owned and controlled by any Person identified in the foregoing clauses (i) and (ii).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for purposes of this Agreement and to the extent permitted by applicable laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swing Line Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined EBITDA” means, for any period, Combined Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Combined Net Income for such period, the sum of (a) income tax expense, (b) Combined Interest

Expense, (c) amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (d) depreciation and amortization expense, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); provided that the amounts referred to in this clause (f) shall not, in the aggregate, exceed $4,000,000 for any fiscal year of the Borrowers, and (g) any other non-cash charges, including non-cash charges resulting from the vesting or issuance of equity to employees, principals or others, and minus, without duplication and to the extent included as income or gain in the statement of such Combined Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Combined Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, all as determined on a combined basis; provided that the contribution to Combined EBITDA of a Subsidiary that is not a wholly owned Subsidiary shall be calculated in proportion to the Borrowers’ aggregate direct or indirect economic interests in such Subsidiary. For the purposes of calculating Combined EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Combined Leverage Ratio, (i) if at any time during such Reference Period the Borrowers or any Subsidiary shall have made any Material Disposition, the Combined EBITDA for such Reference Period shall be reduced by an amount equal to the Combined EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Combined EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrowers or any Subsidiary shall have made a Material Acquisition, Combined EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising in excess of 51% of an operating unit of a business or constitutes in excess of 51% of the common stock of a Person and (b) involves the payment of consideration by the Borrowers and their respective Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to one or more of the Borrowers and their respective Subsidiaries in excess of $100,000,000.

“Combined Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Combined EBITDA for such period to (b) the sum of (i) Combined Interest Expense for such period plus (ii) payments of principal on Indebtedness scheduled to be paid during such period; provided that that the calculation made pursuant to clause (b) shall exclude (x) the scheduled principal payment with respect to the Term Loans on the Term Loan Maturity Date and (y) the scheduled principal payment with respect to any private placement of debt by any Borrower on the final maturity date thereof.

“Combined Interest Expense” means, for any period, the aggregate interest expense (including interest expense attributable to Capital Lease Obligations) of the Borrowers and their respective Subsidiaries for such period in accordance with GAAP (without any deduction for any interest income of the Borrowers and their respective Subsidiaries).

“Combined Leverage Ratio” means, as at the last day of any period, the ratio of (a) Combined Total Debt on such day to (b) Combined EBITDA for such period.

“Combined Net Income” means, for any period, the combined net income (or loss) of the Borrowers and their respective consolidated Subsidiaries, determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Borrower or is merged into or consolidated with any Borrower or any of the Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of any of the Borrowers) in which any Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrowers to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, Organizational Document or Requirement of Law applicable to such Subsidiary.

“Combined Net Worth” means at any date, all amounts that would, in conformity with GAAP, be included on a combined statement of financial condition of the Borrowers and their respective consolidated Subsidiaries under partners’ capital at such date without giving effect to any non-cash charges resulting from the vesting or issuance of equity to employees, principals or others.

“Combined Total Debt” means, at any date, the combined principal amount of all Indebtedness of the Borrowers and their respective consolidated Subsidiaries at such date, determined in accordance with GAAP.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Loan Commitment or Term Loan Commitment (as the context requires).

“Commitment Fees” has the meaning given to that term in Section 2.9(a).

“Communications” has the meaning given to that term in Section 9.1(b).

“Confidential Information” means information delivered to any Lender or the Administrative Agent by or on behalf of any Borrower pursuant to the Loan Documents or otherwise related to the Loans that is non-public or proprietary in nature; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, other than from a source having or appearing to have breached its duties or obligations to any Borrower or its Affiliates by such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Borrower or from a source not having and not appearing to have breached its duties or obligations to any Borrower or its Affiliates by such disclosure or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.1 that are otherwise publicly available. For this purpose, it is understood that disclosure of information through the GSTrUE trading platform (and any successor platform) to Persons who agree to maintain the confidentiality of such information by means of a “click-through” confidentiality agreement or similar agreement shall not constitute public disclosure.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“ControlCo” means Oaktree Capital Group Holdings, L.P., a Delaware limited partnership.

“Co-Syndication Agents” has the meaning set forth in the preamble hereto. The capacity of the Co-Syndication Agents is titular in nature, and neither Co-Syndication Agent shall have any special rights or obligations over those of a Lender by reason thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Decreasing Lender” has the meaning given to that term in Section 2.1(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(f), any Lender that has at any time (a) failed to fund its portion of any amount required to be funded by it under this Agreement and has continued in such failure for one Business Day after written notice from the Administrative Agent, unless the subject of a good faith dispute, (b) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day after the date when due, unless the subject of a good faith dispute, (c) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or that is a subsidiary or Affiliate of any Person that has become the subject of a bankruptcy or insolvency proceeding, (d) defaulted in fulfilling its monetary or other material obligations under one or more other credit facilities in which it is a lender or become a “defaulting lender” (or equivalent designation) thereunder, (e) notified any Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender or party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other credit facilities or (f) failed within three Business Days after request by the Administrative Agent to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund any Borrowing; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest by a Governmental Authority in such Lender or any direct or indirect parent company thereof.

“Designated Deposit Account” means a deposit account to be maintained by the Borrowers with the Administrative Agent, as from time to time designated by the Borrowers by written notification to the Administrative Agent.

“Designated Person” means any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (c)(i) is an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“dollars” (whether or not capitalized) or “$” refers to lawful money of the United States of America.

“Downgraded Lender” means any Lender that has a non-investment grade rating from S&P or another nationally recognized rating agency.

“Effective Amount” means (a) with respect to Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (i) any borrowings and prepayments or repayments of Revolving Loans, Term Loans and Swing Line Loans and (ii) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring or deemed to occur on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Effective Date” means the date on which the conditions specified in Section 4.1 shall have been satisfied (or waived in accordance with Section 9.2), which date is the date of this Agreement.

“Eligible Assignee” means (a) any Lender and any Affiliate of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $5,000,000,000, or (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $10,000,000,000; provided that (a) such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, and (b) if such bank is not currently a Lender, such bank’s (or such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P or Baa2 or higher by Moody’s. Notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Borrower or any Affiliate of any Borrower, (y) any natural person or (z) any Defaulting Lender or any of its Subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (z).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters relating to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any Borrower’s ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any Borrower’s ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any Borrower’s ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any Borrower’s ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan (or in the case of the Term Loans, any portion thereof) or Borrowing, refers to whether such Loan (or portion thereof), or the Loans (or portion thereof) comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Evergreen Letter of Credit” has the meaning set forth in Section 2.17(b)(iii).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by any other jurisdiction, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) any withholding Tax that is attributable to any U.S. Lender’s failure to comply with Section 2.14(f), and (d) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender that is in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Tax pursuant to Section 2.14(a).

“Executive Order” means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 6, 2008, by and among Oaktree Capital Management, L.P., Oaktree Capital II, L.P., Oaktree AIF Investments, L.P., Oaktree Capital I, L.P., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Wells Fargo Bank, National Association on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” mean, collectively, (i) the letter agreement dated as of December 1, 2010 between the Borrowers, Wells Fargo Securities, MLPF&S, the Administrative Agent and Bank of America regarding certain fees payable by the Borrowers to Wells Fargo Securities and MLPF&S as expressly indicated therein, (ii) the letter agreement dated as of December 1, 2010 between the Borrowers, the Administrative Agent and Wells Fargo Securities regarding certain fees payable by the Borrowers to the Administrative Agent as expressly indicated therein and (iii) any other fee letter, engagement letter, mandate letter or commitment letter executed by on or more of the Borrowers and any of the Administrative Agent, the Co-Syndication Agents or the Joint Lead Arrangers in connection with this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any of the Borrowers.

“Forecast” has the meaning set forth in Section 5.1(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America, except any requirement for the consolidation of investment funds advised or managed by the Borrowers and other entities that may be required by FASB ASC 810-20 or similar and subsequent authoritative accounting pronouncements.

“Governmental Authority” means the government of the United States of America, any other nation or government or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other similar obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other similar obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any obligation under a Guarantee shall be deemed equal to the stated or determinable amount of the guarantor’s obligation in respect of which such Guarantee is made or, if not stated or if indeterminable, the guarantor’s maximum liability in respect thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Honor Date” has the meaning given to that term in Section 2.17(c)(i).

“Increase Effective Date” has the meaning given to that term in Section 2.1(b)(iv).

“Increasing Lenders” has the meaning given to that term in Section 2.1(b)(i).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or payment obligations with respect to deposits or advances of any kind, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, representing an extension of credit to such Person, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but only to the extent of the fair market value of the assets subject to such Lien, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of reimbursement for draws under letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) net liabilities of such Person under

Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any general partnership and any other entity under which the equity owners of such entity do not have limited liability, in each case, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Loan in accordance with Section 2.5.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Payment Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or one week or two weeks thereafter (or, in the case of the initial Eurodollar Term Loan Borrowing on the Effective Date, the initial Interest Period shall commence on the date of such Borrowing and end on January 31, 2011), as the Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to an Interest Period of one month or greater, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period with respect to any Interest Period of one month or greater that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) (i) any Interest Period for any Revolving Loan that would otherwise extend beyond the Revolving Loan Maturity Date shall end on the Revolving Loan Maturity Date and (ii) any Interest Period for any Term Loan that would otherwise extend beyond the Term Loan Maturity Date shall end on the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Lead Arrangers” has the meaning set forth in the preamble hereto. Except as expressly set forth in Section 9.3, the capacity of the Joint Lead Arrangers is titular in nature, and the Joint Lead Arrangers shall have no special rights or obligations over those of a Lender by reason thereof.

“L/C Advance” means with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its L/C Risk Participation therein.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced or deemed refinanced as a Revolving Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Wells Fargo Bank, National Association in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Risk Participation” means, with respect to any Lender and any Letter of Credit as of any date of determination, the sum of (a) such Lender’s Revolving Proportionate Share of the Effective Amount of the L/C Obligation attributable to such Letter of Credit outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Revolving Proportionate Shares of the Effective Amount of the L/C Obligation attributable to such Letter of Credit outstanding at such time that have been reallocated to such Lender pursuant to Section 2.20(d).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.4 or pursuant to Section 2.1(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided that Lenders shall also include the L/C Issuer and the Swing Line Lender (unless the context requires otherwise).

“Letter of Credit” means any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Letter of Credit Application” means an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Total Revolving Loan Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate amount of the Total Revolving Loan Commitment.

“LIBOR Rate” means, with respect to any Interest Period for the Eurodollar Loans in any Eurodollar Borrowing, a rate per annum equal to the quotient of (a) the rate per annum appearing referred to as the BBA (British Bankers Association) LIBOR RATE as set

forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m., London time (or as soon thereafter as practicable), for delivery on the first day of such Interest Period for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s reasonable discretion, (i) the rate per annum at which dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 11:00 a.m., London time, for delivery on the first day of such Interest Period for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all Eurodollar Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” means and includes this Agreement, the Notes, each Letter of Credit Application, each Borrowing Request, each Notice of Swing Line Borrowing, each Interest Election Request, each notice of continuation or conversion, the Fee Letters, and all other documents, instruments and agreements delivered by any Borrower to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document on or after the date of this Agreement, including any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or financial condition of the Borrowers and all of their respective Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any other material Loan Document, or (c) the rights or remedies of the Administrative Agent or the Lenders hereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers and their respective Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of each

Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” of the Borrowers means, at any time, any Subsidiary of any Borrower having or accounting for (a) assets with a value of not less than 5% of the total value of the aggregate assets of all the Borrowers and their respective Subsidiaries, taken as a whole, or (b) Combined EBITDA of not less than 5% of the Combined EBITDA of all of the Borrowers and their respective Subsidiaries, taken as a whole, as at the last day of any period for four consecutive fiscal quarters of such Borrower.

“Maximum Rate” has the meaning set forth in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning set forth in Section 2.1(b)(ii).

“Nonrenewal Notice Date” has the meaning set forth in Section 2.17(b)(iii).

“Note” means a Revolving Loan Note, Term Loan Note or a Swing Line Note.

“Notice” has the meaning given to that term in Section 9.1(b).

“Notice of Swing Line Borrowing” means a notice of Swing Line Borrowing pursuant to Section 2.18(b), which if in writing, shall be substantially in the form of Exhibit D.

“Oaktree Operating Group” means a collective reference to Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management (Cayman), L.P., Oaktree Capital Management, L.P. and Oaktree AIF Investments, L.P.

“Organizational Document” means, as to any Person, the certificate of incorporation, by-laws, limited liability company agreement or other organization or governing documents of such Person.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.4.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.4;

(b) landlords’, bankers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary; and

(f) any interest or title of a lessor under any equipment lease entered into by any Borrower or any Subsidiary in the ordinary course of its business and covering only the equipment so leased.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof), in each case maturing within five years from the date of acquisition thereof;

(b) (i) investments in commercial paper having, at the date of acquisition thereof, one of the highest two credit ratings obtainable from S&P or from Moody’s, (ii) investments in corporate, asset-backed and municipal and other governmental debt securities and preferred securities (excluding convertible securities) that are freely tradeable in the financial markets of the U.S. (other than under Rule 144A), maturing within two years from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least BBB- from S&P or Baa3 (or, in the case of preferred securities, baa3) from Moody’s, and (iii) investments, in an aggregate amount not in excess of $50,000,000 at any one time, in any securities based on municipal bonds that are freely tradeable in the financial markets of the U.S. (other than under

Rule 144A), maturing within 30 years from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least AAA- from S&P or Aaa from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of, or licensed to conduct a banking or trust business in, the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a) through (c) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) not more than an aggregate of $600,000,000 in any four consecutive fiscal quarters of funded investments in (A) investment companies or funds in either case advised or managed by one or more of the Borrowers or any of their respective Subsidiaries or an unrelated third party or (B) investments intended for sale to investment companies or funds advised or managed by one or more of the Borrowers or any of their respective Subsidiaries;

(f) not more than an aggregate of $800,000,000 during the term of this Agreement of repurchases of the Capital Stock of Oaktree Capital Group, LLC, ControlCo or any of their respective subsidiaries so long as at the time of any such repurchase, no Default or Event of Default has occurred or would result therefrom; provided that in no event shall the repurchases of such Capital Stock in any four consecutive fiscal quarter period exceed $300,000,000;

(g) funded investments in investment companies or funds the assets of which principally consist of obligations and securities of the types referred to in clauses (a), (b), (c) or (d) above; and

(h) investments in Persons engaged in a similar line of business as a Borrower or a Subsidiary of a Borrower in an aggregate amount not to exceed $100,000,000 invested during any twelve (12) consecutive month period.

“Permitted Note Financing” means senior notes issued and/or guaranteed by any Borrower in an aggregate principal amount not to exceed $550,000,000 at any time outstanding, including (a) $75,000,000 aggregate principal of senior notes issued under the Note Purchase Agreement, dated as of June 25, 2001, by and between Oaktree Capital Management, L.P. and each of the Purchasers listed in Schedule A thereto, as amended; (b) $75,000,000 aggregate principal of senior notes issued under the Note Purchase Agreement, dated as of June 14, 2004, by and between Oaktree Capital Management, L.P. and each of the Purchasers listed in Schedule A thereto, as amended; (c) $50,000,000 aggregate principal amount of senior notes issued under the Note Purchase Agreement, dated as of June 6, 2006, by and between Oaktree Capital Management, L.P. and each of the Purchasers listed in Schedule A thereto, as amended; (d) $50,000,000 aggregate principal amount of senior notes issued under the Note Purchase Agreement, dated as of November 8, 2006 by and between Oaktree Capital Management, L.P. and each of the Purchasers listed in Schedule A thereto, as amended; (e) $250,000,000 aggregate principal of senior notes issued under the Indenture, dated November 24, 2009, by and among Oaktree Capital Management, L.P., ControlCo, Oaktree Capital Group, LLC, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree AIF Investments, L.P. and Wells Fargo Bank, National Association, as trustee, as amended; and (f) senior notes to be issued and/or guaranteed after the Effective Date by any Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning given to that term in Section 9.1(b).

“Prime Rate” means the per annum rate of interest most recently announced by Wells Fargo Bank, National Association at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo Bank, National Association’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, National Association may designate. Any change in the Alternate Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate is announced by Wells Fargo, National Association.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Register” has the meaning set forth in Section 9.4.

“Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders that are not Defaulting Lenders holding more than 50% of the sum of (i) the Revolving Credit Exposures, (ii) the unused Revolving Loan Commitments plus (iii) the aggregate outstanding principal amount of the Term Loans (or if the Term Loans shall not yet have been made, the Total Term Loan Commitment), excluding from such sum the aggregate amount held by Defaulting Lenders, in each case determined at such time; provided that Required Lenders shall comprise no less than two such Lenders that are not Affiliates of one another, unless (x) all Lenders that are not Defaulting Lenders are Affiliates of one another or (y) there is only one Lender that is not a Defaulting Lender, at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, with respect to any day in an Interest Period for a Eurodollar Loan and for any calculation of the One Month LIBOR Rate, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by the Board.

“Responsible Officer” means, with respect to each Borrower or its Subsidiaries, the chief executive officer, president, chief financial officer, managing director, vice president, principal accounting officer, treasurer, controller, assistant treasurer, assistant secretary or secretary of such Borrower or Subsidiary. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower or Subsidiary and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Borrower or Subsidiary (or any individual reasonably believed by the Administrative Agent to be such Responsible Officer) shall be presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Borrower or Subsidiary and such Responsible Officer (or such individual reasonably believed by the Administrative Agent to be such Responsible Officer) shall be presumed to have acted on behalf of such Borrower or Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on account of any shares of any class of Capital Stock of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of any Borrower or of any option, warrant or other right to acquire any such shares of Capital Stock of any Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans and participations in Swing Line Loans and L/C Obligations at such time.

“Revolving Lender” means at any time, any Lender that has a Revolving Loan Commitment at such time or, if the Revolving Loan Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a)(ii).

“Revolving Loan Commitment” means with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.6, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 and (c) increased from time to time pursuant to Section 2.1(b). The initial amount of each Revolving Lender’s Revolving Loan Commitment is set forth on Schedule 2.1, and/or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.

“Revolving Loan Maturity Date” means January 7, 2014.

“Revolving Loan Note” has the meaning set forth in Section 2.19(a).

“Revolving Proportionate Share” means:

(a) With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and

(b) With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s pro rata share of the Effective Amount of all L/C Obligations, and (C) such Lender’s pro rata share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.

The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule 2.1.

“S&P” means Standard & Poor’s.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrowers other than any investment fund or any subsidiary thereof that is managed by any Borrower or any Subsidiary.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.18.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan.

“Swing Line Lender” means Wells Fargo Bank, National Association in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” means the meaning specified in Section 2.18(a).

“Swing Line Note” has the meaning set forth in Section 2.19(c).

“Swing Line Risk Participation” shall mean, with respect to any Lender and any Swing Line Loan as of any date of determination, the sum of (a) such Lender’s Revolving Proportionate Share of the Effective Amount of such Swing Line Loan outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Revolving Proportionate Shares of the Effective Amount of such Swing Line Loan outstanding at such time that have been reallocated to such Lender pursuant to Section 2.20(d).

“Swing Line Settlement Date” means the fifteenth day of each month and the last Business Day of each month.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Total Revolving Loan Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings or similar charges imposed by any Governmental Authority.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.1(a)(i).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.1.

“Term Loan Maturity Date” means January 7, 2016.

“Term Loan Note” has the meaning given to that term in Section 2.19(b).

“Term Proportionate Share” means:

(a) With respect to any Lender at any time on or prior to the Effective Date, the ratio (expressed as a percentage rounded to the eighth digit to the right side of the decimal point) of (i) such Lender’s Term Loan Commitment at such time to (ii) the Total Term Loan Commitment at such time; and

(b) With respect to any Lender at any time after the Effective Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the

Effective Amount of such Lender’s Term Loan outstanding at such time to (ii) the Effective Amount of all Term Loans outstanding at such time.

The initial Term Proportionate Share of each Lender is set forth under the caption “Term Proportionate Share” opposite such Lender’s name on Schedule 2.1.

“Total Lender Risk Participation” shall mean, with respect to any Lender as of any date of determination, the sum of (a) such Lender’s L/C Risk Participations in all Letters of Credit outstanding at such time plus (b) such Lender’s Swing Line Risk Participations in all Swing Line Loans outstanding at such time.

“Total Revolving Loan Commitment” means, at any time, Two Hundred Fifty Million Dollars ($250,000,000) or, if such amount is reduced pursuant to Section 2.6 or Article VII, the amount to which so reduced and in effect at such time, or, if such amount is increased pursuant to Section 2.1(b), the amount to which so increased and in effect at such time.

“Total Term Loan Commitment” means, at any time, Three Hundred Million Dollars ($300,000,000) or, if such amount is reduced pursuant to Section 2.6, the amount to which so reduced and in effect at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans, the incurrence of obligations in respect of L/C Obligations and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.

“Unfunded Pension Liability” means the excess of a pension plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that pension plan’s assets, determined in accordance with the assumptions used for funding the pension plan pursuant to Section 412 of the IRC for the applicable plan year.

“Unreimbursed Amount” has the meaning set forth in Section 2.17(c)(i).

“Unused Commitment” means, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time. For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Commitment.

“U.S. Lender” means a Lender other than a Foreign Lender.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrowers notify the Administrative Agent that any provision hereof requires amendment to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that any provision hereof requires amendment for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice is withdrawn or such provision is amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness and other liabilities of the Borrowers shall be deemed to be carried at 100% of the outstanding principal amount thereof, and, to the extent applicable, the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If generally accepted accounting principles in the United States, as in effect from time to time, is generally supplanted by the adoption of International Financial Reporting Standards, or if such standards exist as an alternative to generally accepted accounting principles in the United States and the Borrowers select such standards, and such adoption or such selection would alter the application of any provision of this Agreement, then such adoption or selection shall be treated as a “change occurring after the date hereof in GAAP” for purposes of the foregoing sentence.

SECTION 1.4. Time. All references in this Agreement and each of the other Loan Documents to a time of day shall mean Los Angeles, California time, unless otherwise indicated.

SECTION 1.5. Joint and Several Obligations. Each of the Borrowers agrees that its obligations and liabilities under this Agreement and all other Loan Documents are joint and several obligations. Each Borrower acknowledges and agrees that it receives a benefit from the availability of credit under this Agreement to itself and to each other Borrower.

SECTION 1.6. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan Borrowing”).

ARTICLE II.

THE CREDITS

SECTION 2.1. Commitments; Commitment Increase(s).

(a) Commitments.

(i) Term Loans. Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan to the Borrowers on the Effective Date in an amount equal to its Term Loan Commitment.

(ii) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period; provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender outstanding as of any date of determination and (B) such Lender’s Total Lender Risk Participation at such time shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Lenders outstanding as of any date of determination and (B) the Effective Amount of all L/C Obligations and Swing Line Loans outstanding at such time shall not exceed the Total Revolving Loan Commitment at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b) Optional Increase.

(i) On the terms and subject to the conditions set forth below, Borrowers may, at any time before the Revolving Loan Maturity Date, increase the Total Revolving Loan Commitment; provided that:

(A) after giving effect to the requested increase, the aggregate amount of the increases in the Total Revolving Loan Commitment pursuant to this Section 2.1(b)(i) shall not exceed $50,000,000;

(B) prior to the date of any proposed increase, the Total Revolving Loan Commitment shall not have been decreased pursuant to Section 2.6;

(C) all required third party consents and approvals shall have been obtained;

(D) each such increase in the Total Revolving Loan Commitment shall be equal to at least $10,000,000 plus an integral multiple of $5,000,000 in excess thereof;

(E) the aggregate number of increases in the Total Revolving Loan Commitment made during the term of this Agreement does not exceed three (3);

(F) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such increase; and

(G) the Borrowers shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with any such increase in the Total Revolving Loan Commitment (new or amended Notes, any related fee letters, documents evidencing the increased Revolving Loan Commitment held by any applicable Lender, any joinder agreements related to a new Lender, resolutions regarding the increase in the Total Revolving Loan Commitment and related actions taken by Borrowers and certified as true and correct by a Responsible Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).

Any request under this Section 2.1(b) shall be submitted by the Borrowers to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase and be accompanied by a certificate of a Responsible Officer stating that no Default or Event of Default exists or will occur as a result of such increase. If the Borrowers determine to pay or offer any fees in connection with such increase, the Administrative Agent in such notice (with the consent of the Borrowers) may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the amount of their respective Revolving Loan Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Revolving Loan Commitment; no Lender that is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Revolving Loan Commitment. No consent of the Lenders or Administrative Agent shall be required for an increase in the amount of the Total Revolving Loan Commitment pursuant to this Section 2.1(b), other than the consent of each Increasing Lender, if any. No Lender that elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment solely as a result of such election without such Lender’s written consent.

(ii) Each Increasing Lender shall, as soon as practicable after the Borrowers have submitted a request under Section 2.1(b)(i), specify the amount of the proposed increase in its Revolving Loan Commitment that it is willing to offer. To the extent the increased Revolving Loan Commitment offered by the Increasing Lenders is insufficient or there are no Increasing Lenders, the Borrowers may designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.1(b)(ii) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Total Revolving Loan Commitment. To the extent agreed by the Borrowers and the Administrative Agent, the Borrowers shall pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection any such increase. The Borrowers in consultation with the Administrative Agent shall have discretion to adjust the allocation of the increased amount of the Total Revolving Loan Commitment among Increasing Lenders and New Lenders.

(iii) Each New Lender designated by the Borrowers and reasonably acceptable to the Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such New Lender’s commitments to lend are treated as Revolving Loan Commitments for all purposes under the Loan Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers.

(iv) Subject to the foregoing, any increase in the Total Revolving Loan Commitment requested by Borrowers shall be effective as of the date proposed by Borrowers (the “Increase Effective Date”) and shall be in the principal amount equal to (A) the aggregate amount by which the Increasing Lenders offered to increase the amount of their Revolving Loan Commitments, plus (B) the aggregate amount offered by the New Lenders, in either case as adjusted by Borrowers and the Administrative Agent pursuant to the last sentence of Section 2.1(b)(ii).

(v) On or prior to the Increase Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Lender pro rata in accordance with the Revolving Loan Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.1(b)(ii). Each Lender that is required to reduce the amount of Revolving Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.1(b)(v) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Increasing Lender, New Lender and Decreasing Lender as

of the Increase Effective Date shall be held in accordance with each such Lender’s Revolving Proportionate Share (if any) as of such date (after giving effect to the increase in the Total Revolving Loan Commitment). Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date). Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the applicable Increasing Lenders and New Lenders to the Administrative Agent in dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the applicable Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Lenders on the Increase Effective Date (after giving effect to the increase in the Total Revolving Loan Commitment).

(vi) To the extent any of the Revolving Loans acquired by the applicable Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.1(b)(v) above are Eurodollar Loans and the Increase Effective Date is not the last day of an Interest Period for such Eurodollar Loans, the Decreasing Lenders shall be entitled to compensation from the Borrowers as provided in Section 2.13 (as if the Borrowers had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Increase Effective Date); provided, that such Decreasing Lender shall not be entitled to such compensation unless such Decreasing Lender shall have used its reasonable commercial efforts to assign Revolving Loans of a Type other than Eurodollar Loans to the applicable Increasing Lenders and New Lenders.

SECTION 2.2. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Loan Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required (except as a result of a reallocation of a Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans pursuant to Section 2.20(d)).

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Loan shall be in an aggregate amount that is an integral multiple of, and not less than, $1,000,000. At the time that each ABR Borrowing is made, such Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Loan Borrowing may be in an aggregate amount that is equal to the entire Unused Commitment. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, (i) the Borrowers shall not be entitled to request, or to elect to convert or continue, any Revolving Loan Borrowing if the Interest Period requested with respect thereto would end after the Revolving Loan Maturity Date and (ii) the Borrowers shall not be entitled to elect to convert or continue any Term Loan Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

SECTION 2.3. Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of the proposed Borrowing. Notwithstanding anything to the contrary herein, the Term Loan Borrowings shall initially be Eurodollar Borrowings with an initial Interest Period of the duration set forth in the definition of Interest Period; provided that for any Eurodollar Borrowings to be made on the Effective Date, the Borrowers shall have provided prior to or concurrently with their telephonic Borrowing Request an indemnification letter for the benefit of the Administrative Agent and the Lenders for any costs incurred as set forth in Section 2.13 hereof, in form and substance satisfactory to the Administrative Agent. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit I and signed by the Borrowers. Each such telephonic Borrowing Request and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) with respect to Borrowings on the Effective Date, whether such Borrowing is a Revolving Loan Borrowing or Term Loan Borrowing; and

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of any Revolving Loan Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with a one-month Interest Period, provided that (A) no Default or Event of Default shall have occurred and be continuing and (B) such Interest Period shall not extend beyond the Revolving Loan Maturity Date, otherwise such Revolving Loan Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Designated Deposit Account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to the requested Loan; provided that if both shall pay, the Administrative Agent will remit Borrowers’ payment back to the Borrowers, without interest. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.5. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone not later than 11:00 a.m. three Business Days before the effective date of the proposed election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit J and signed by the Borrowers.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) if the resulting Borrowing is an ABR Borrowing, the aggregate amount (which shall be an integral multiple of $100,000 and not less than $500,000);

(v) if the resulting Borrowing is a Eurodollar Borrowing, the aggregate amount (which shall be an integral multiple of, and not less than, $1,000,000); and

(vi) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month, subject to the following sentence. Notwithstanding any contrary provision hereof, (i) if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrowers, then, so long as an Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar

Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) no Revolving Loan Borrowing or Term Loan Borrowing may be made as, be converted into or be continued as a Eurodollar Borrowing with an Interest Period ending after the Revolving Loan Maturity Date or Term Loan Maturity Date, respectively.

SECTION 2.6. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Loan Commitments shall terminate on the Revolving Loan Maturity Date and (ii) the Term Loan Commitments shall terminate on the Effective Date immediately after the funding of the Term Loans.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Revolving Loan Commitments; provided that (i) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.8, (A) the sum of the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Revolving Loan Commitment, (B) the Total Revolving Loan Commitment would not be greater than or equal to zero, or (C) the Revolving Loan Commitment of any Lender would not be greater than or equal to zero.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers or the date of termination extended (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Loan Commitments.

SECTION 2.7. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender, on the Revolving Loan Maturity Date, the unpaid principal amount of each Revolving Loan of such Lender outstanding as of such date and all Unreimbursed Amounts and (ii) to the Administrative Agent, for the account of each Term Lender, the aggregate outstanding principal amount of the Term Loans on each Quarterly Payment Date in equal installments of $7,500,000, provided that the Borrowers shall pay all outstanding principal on the Term Loans, together with all accrued and unpaid interest thereon, on the Term Loan Maturity Date. The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans, L/C Obligations and other interest bearing obligations from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in

Section 2.10, Section 2.17, Section 2.18 or otherwise set forth in the Loan Documents, or if no date is specified, on demand.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing each Loan made by such Lender and other amounts owing to such Lender under the Loan Documents, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto and the L/C Obligations, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and L/C Obligations in accordance with the terms of this Agreement.

SECTION 2.8. Prepayment of Loans.

(a) Optional Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.8(a)(i) and subject to Section 2.13.

(i) The Borrowers shall notify the Administrative Agent by telephone (confirmed by e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments as contemplated by Section 2.6, then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.6. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, $1,000,000, or, if less, the entire amount of such Borrowing. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. Optional prepayments of the Term Loans shall be applied to regular installments of principal due under the Term Loans in inverse order of maturity.

(b) Mandatory Prepayment. The Borrowers shall prepay (or Cash Collateralize, as applicable) the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents as follows:

(i) If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrowers shall immediately (A) prepay the Swing Line Loans in whole or to the extent Swing Line Loans in a sufficient amount are then outstanding to eliminate such excess, in part, then (B) prepay the Revolving Loans in whole or to the extent Revolving Loans in a sufficient amount are then outstanding to eliminate such excess, in part, and then (C) Cash Collateralize the L/C Obligations in an aggregate principal amount equal to any remaining excess.

(ii) The Borrowers shall repay each Swing Line Loan on the earlier to occur of (A) the second Swing Line Settlement Date occurring after such Swing Line Loan is made and (B) the Revolving Loan Maturity Date.

SECTION 2.9. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders commitment fees (collectively, “Commitment Fees”), for the period from and including the Effective Date to the Revolving Loan Maturity Date, computed at the Applicable Margin times the average daily amount of the Unused Commitment during the period from and including the date hereof to but excluding the Revolving Loan Maturity Date. Accrued Commitment Fees shall be payable in arrears on each Quarterly Payment Date and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay to the Joint Lead Arrangers, the Administrative Agent and the Co-Syndication Agents the fees payable in the amounts and at the times set forth in the Fee Letters.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or L/C Obligations is not paid when due, or any fee or other amount payable by the Borrowers under the Loan Documents is not paid when due and notice thereof is given to the Borrowers, in each case, whether at stated maturity, upon acceleration or otherwise and (ii) upon the occurrence and during the continuance of an Event of Default described in clause (h) or (i) of Article VII, such overdue amount (in the case of clause (i)) and all Obligations (in the case of clause (ii)) shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (B) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above; provided that (I) in the case of clause (i) above the additional interest accruing hereunder shall accrue beginning on the date any such payment was due regardless of when the notice contemplated under clause (i) was given to the Borrowers and (II) in the case of clause (ii) above the additional interest accruing hereunder shall accrue beginning on the first date of any such Event of Default described in clause (h) or (i) of Article VII.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on the Revolving Loans and Term Loans shall be payable on the Revolving Loan Maturity Date and Term Loan Maturity Date, respectively.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan, Unreimbursed Amount or L/C Borrowing that is paid on the same day it is made or otherwise arises shall bear interest for one day. The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, e-mail or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable or extendable under Section 2.8(b) and is revoked or extended in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.16 or as a result of Section 2.1(b), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. The loss to any Lender attributable to any such event shall be deemed to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBOR Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Lender shall promptly notify the Borrowers and the Administrative Agent of any change in circumstances of which it has knowledge which would modify adversely or render invalid any such claimed exemption or reduction. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Each U.S. Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent) duly completed originals of Internal Revenue Service Form W-9 (or any successor form) certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax.

(g) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrowers, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Nothing contained in this Section

2.14 shall require the Administrative Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

(h) Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction of its applicable lending office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.14; provided that no such selection or change of the jurisdiction for its applicable lending office shall be made if, in the reasonable judgment of such Lender, such selection or change would be materially disadvantageous to such Lender.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address set forth in Section 9.1 except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in L/C Obligations or Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Obligations and Swing Line Loans of other Lenders of the same Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of the same Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Obligations and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds provided for under Section 2.20(b) arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participation in L/C Obligations or Swing Line Loans to any Assignee or Participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent the Borrowers may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender defaults in its obligation to fund Loans hereunder, (iv) any Lender refuses to approve any proposed amendment, modification, supplement, extension, termination, consent or waiver with respect to any Loan Document which requires the approval of all Lenders under Section 9.2 and which has been approved by the Required Lenders, or (v) any Lender is a Defaulting Lender or a Downgraded

Lender, then in any such case the Borrowers may, at their sole expense and effort, upon notice to any such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Assignee shall be reasonably satisfactory to the Administrative Agent if the Assignee is not another Lender, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply and the Borrowers have not already arranged in writing for one or more replacement Lenders and any each such potential replacement Lender has not yet agreed in writing to be a replacement Lender with no conditions other than the execution and delivery of an Assignment and Acceptance.

SECTION 2.17. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.17, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in dollars for the account of a Borrower in support of the obligations of such Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Revolving Loan Commitment at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Total Lender Risk Participation would exceed such Lender’s Revolving Loan Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form acceptable to the L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.17(b)(iii), in the case of any Letter of Credit, the expiry date of such requested Letter of Credit would occur later than twelve months after the date of issuance or last renewal unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application;

(E) such Letter of Credit is in a face amount less than $100,000, or denominated in a currency other than dollars; or

(F) a default of any Lender’s obligations to fund under Section 2.17(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m., at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole and reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Letter of Credit; provided, however that the amount of such Lender’s participation shall be adjusted in the manner set forth in Section 2.20(d). The Administrative Agent shall promptly notify each Lender upon the issuance of a Letter of Credit.

(iii) If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing. Not later than 1:00 p.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s L/C Risk Participation with respect thereto. In such event, the Borrowers shall be deemed to have requested an ABR Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.17(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.17(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.17(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.17(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.17.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.17(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s L/C Risk Participation with respect thereto shall be solely for the account of the L/C Issuer. For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such unreimbursed draw under a Letter of Credit.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.17(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C

Advance in respect of such payment in accordance with Section 2.17(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise), including proceeds of cash collateral applied thereto by the Administrative Agent or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender a portion of such payment allocable to such Revolving Lender’s L/C Risk Participation with respect to such Letter of Credit in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.17(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer a portion of such payment allocable to such Revolving Lender’s L/C Risk Participation with respect to such Letter of Credit on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

(iii) the existence of any claim, counterclaim, set-off, defense or other right that a Borrower or any other Person may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

The Borrowers’ unconditional obligation to reimburse the L/C Issuer as set forth above is not in limitation of any rights or claims the Borrowers may have against the L/C Issuer or any other Person for payment under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or failure to pay upon presentation of a draft or certificate that strictly complies with the terms of such Letter of Credit.

(f) Role of L/C Issuer. Each of the Borrowers and the Revolving Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.17(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers arising from the L/C Issuer’s gross negligence or willful misconduct or the L/C Issuer’s failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, if, as of the Revolving Loan Maturity Date, any Letter of Credit may for any reason remains outstanding and partially or wholly undrawn, the Borrowers shall immediately Cash Collateralize the outstanding L/C Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations.

(ii) Subject to Section 2.20(e), if at any time during which one or more Letters of Credit are outstanding, any Lender is at such time a Defaulting Lender, then no later than five (5) Business Days of written demand thereof from the L/C Issuer the Borrowers shall provide the Administrative Agent with cash collateral or similar security satisfactory to the L/C Issuer (in its sole discretion) in respect of such Defaulting Lender’s obligation to fund under Section 2.17(c) in an amount not less than the aggregate amount of such obligations (after giving effect to Section 2.20(d)). If at any time the Administrative Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate L/C Obligations in respect of such Defaulting Lender, the Borrowers will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate L/C Obligations over (y) the total amount of funds, if any, then held as cash collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Governmental Rules, to reimburse the L/C Issuer.

(iii) The Borrowers hereby grant the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” and all other cash collateral described in this Section 2.17(g) as security for the L/C Obligations. Cash collateral shall be maintained in segregated, blocked, interest bearing deposit accounts with the Administrative Agent or other institutions satisfactory to it. Such accounts must be the subject of control agreements pursuant to which the Administrative Agent has “control” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral. The Lien held by the Administrative Agent in such cash collateral to secure the L/C Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default shall have occurred and be continuing.

(h) Applicability of ISP 98. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the “International Standby

Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay, to the Administrative Agent for the account of each Revolving Lender in accordance with its L/C Risk Participation in each Letter of Credit, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for Eurodollar Loans multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit, provided that if the Borrowers have Cash Collateralized any portion of a Defaulting Lender’s obligations to fund under any Letter of Credit pursuant to Section 2.17(g), the Borrowers shall not be required to pay any fees to such Defaulting Lender during the period such Defaulting Lender’s obligations are Cash Collateralized. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Revolving Loan Maturity Date. Each such fee, when due, shall be fully earned and when paid, shall be non-refundable. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to 0.125% per annum multiplied by the face amount of such Letter of Credit, due and payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Revolving Loan Maturity Date; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary, issuance, presentation, amendment, negotiation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

SECTION 2.18. Swing Line.

(a) The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in dollars to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Revolving Lender of Revolving Loans, may exceed the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Total Revolving Loan Commitment at such time, and (ii) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender) at such time, plus such Lender’s Total Lender Risk Participation at such time shall not exceed such Revolving Lender’s Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.18, prepay under Section 2.8, and reborrow under this Section 2.18. Each Swing Line Loan shall be an ABR Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan; provided, however that the amount of such Lender’s risk participation shall be adjusted in the manner set forth in Section 2.20(d). Furthermore, subject to Section 2.20(e), before making any Swing Line Loans (if at such time any Lender is a Defaulting Lender), the Swing Line Lender may condition the provision of such Swing Line Loans on its receipt of cash collateral or similar security satisfactory to the Swing Line Lender (in its sole discretion) from the Borrowers in respect of such Defaulting Lender’s risk participation in such Swing Line Loans as set forth below (as adjusted pursuant to Section 2.20(d)). The Borrowers hereby grant to the Administrative Agent, for the benefit of the Swing Line Lender, a security interest in all such cash collateral and all proceeds of the foregoing. Cash collateral shall be maintained in segregated, blocked, interest bearing deposit accounts with the Administrative Agent or other institutions satisfactory to it. Such accounts must be the subject of control agreements pursuant to which the Administrative Agent has “control” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral. If at any time the Administrative Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate risk participation of such Defaulting Lender in the relevant Swing Line Loan, the Borrowers will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as cash collateral that the Administrative Agent determines to be free and clear of any such right and claim. At such times there are Swing Line Loans outstanding for which funds are on deposit as cash collateral, such funds shall be applied as and when determined by the Swing Line Lender, to the extent permitted under applicable Governmental Rules, to reimburse and otherwise pay the applicable obligations owing to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $100,000 or an integral multiple of $25,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by the delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrowers, which notice may be delivered by telecopy or e-mail. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 4:00 p.m., on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.18(a), or (B) that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:30 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably requests the Swing Line Lender to act on its behalf for such purpose), under this subsection (c), that each Revolving Lender make an ABR Loan in an amount equal to the amount of such Revolving Lender’s Swing Line Risk Participation with respect to the Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Article II, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 4.2. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Swing Line Risk Participation in the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 p.m., on the day specified in such Borrowing Request for Revolving Loans, whereupon, subject to Section 2.18(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Revolving Loan cannot be requested in accordance with Section 2.18(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan, the Borrowing Request for Revolving Loans submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund the amount of its Swing Line Risk Participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.18(c)(i) shall be deemed payment in respect of such Swing Line Risk Participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.18(c) by the time specified in Section 2.18(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund Swing Line Risk Participations in Swing Line Loans pursuant to this Section 2.18(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a Swing Line Risk Participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender an amount equal to such Revolving Lender’s Swing Line Risk Participation with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Swing Line Risk Participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender the amount of such Revolving Lender’s Swing Line Risk Participation with respect thereto on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (i) the Alternate Base Rate plus the Applicable Margin for ABR Loans minus (ii) the then applicable Commitment Fees percentage determined pursuant to the pricing grid set forth in the definition of “Applicable Margin.” The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Lender funds its Swing Line Risk Participation pursuant to this Section 2.18 to refinance such Revolving Lender’s Swing Line Risk Participation with respect to any Swing Line Loan, interest in respect of such Swing Line Risk Participation shall be solely for the account of the Swing Line Lender. The Borrowers shall pay accrued interest on the unpaid principal amount of each Swing Line Loan on each Quarterly Payment Date and at maturity.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.19. Notes.

(a) Revolving Loan Notes. Each Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E (individually, a “Revolving Loan Note”) which note shall be (i) payable to such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Effective Date and (iv) otherwise appropriately completed. The Borrowers authorize each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrowers, and agrees that all such notations shall be prima facie evidence of the Loans, payments or prepayments noted thereon; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrowers’ Loans and other obligations under the Loan Documents. The Borrowers further authorize each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Lender designates separate applicable lending offices for ABR Loans and Eurodollar Loans, such Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be in the form of Exhibit E, mutatis mutandis to reflect such division, and shall be (A) payable to such Lender, (B) in the amount of such Lender’s Revolving Loan Commitment, (C) dated the Effective Date and (D) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note.

(b) Term Loan Notes. Each Term Loan shall be evidenced by a promissory note to each Term Lender in the amount of their respective Term Proportionate Share in the form of Exhibit F (individually, a “Term Loan Note”) which note shall be (i) payable to the order of such Term Lender, (ii) in the amount of such Term Lender’s Term Loan, (iii) dated the Effective Date (or such other date acceptable to such Term Lender) and (iv) otherwise appropriately completed. If, because any Term Lender designates separate Applicable Lending Offices for ABR Loans and Eurodollar Loans, such Term Lender requests that separate promissory notes be executed to evidence separately such Term Loans, then each such note shall be in the form of Exhibit F, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Term Lender, (x) in the amount of such Term Lender’s Term Loan, (y) dated the Effective Date (or such other date acceptable to such Term Lender) and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Term Loan Note.

(c) Swing Line Notes. The Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit G (individually, a “Swing Line Note”) which note shall be (i) payable to the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Effective Date and (iv) otherwise appropriately completed.

SECTION 2.20. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in the last sentence of Section 9.2(b).

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, upon acceleration or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement as determined by the Administrative Agent; fifth, as the Borrowers may request and if so agreed by the Administrative Agent, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. The Defaulting Lender (i) shall not be entitled to receive any Commitment Fee under Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.17(i).

(d) Reallocation of Participations. All or any part of such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Proportionate Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (i) the conditions set forth in Section 4.2 are satisfied at such time (and, unless the Borrowers shall have otherwise notified the Administrative Agent at the time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the sum of (A) the Effective Amount of all Revolving Loans made by such Revolving Lender outstanding at such time and (B) such Revolving Lender’s Total Lender Risk Participation at such time to exceed such Revolving Lender’s Revolving Loan Commitment at such time.

(e) Cash Collateral by Borrowers. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, no later than five (5) Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Sections 2.17(g) and 2.18(a), as applicable, for so long as such L/C Obligations or Swing Line Loans are outstanding.

(f) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Proportionate Shares (without giving effect to Section 2.20(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

SECTION 3.1. Organization; Powers. Each of the Borrowers and their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2. Authorization; Enforceability. The Transactions are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational action and, if required, action by its partners. Each of this Agreement and any other documents executed and delivered in connection with the Transactions has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation other than violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws, articles, limited liability company agreement, limited partnership agreement or other organizational documents of any Borrower or any Subsidiary or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or any Subsidiary or the assets of any Borrower or any Subsidiary other than violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (e) will not give rise to a right under any indenture, agreement or other instrument binding upon any Borrower or any Subsidiary or upon the assets of any Borrower or any Subsidiary to require any material payment to be made by any Borrower or any Subsidiary, and (f) will not result in the creation or imposition of any Lien on any asset of any Borrower or any Subsidiary.

SECTION 3.4. Financial Condition; No Material Adverse Change. (a) The Borrowers have heretofore furnished to the Lenders combined consolidated statements of financial condition and statements of income, partners’ capital and cash flows (or their predecessor’s consolidated statements) (i) as of and for the fiscal years ended December 31, 2007, 2008 and 2009, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, certified by the Borrowers’ chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrowers and their respective consolidated Subsidiaries (or their predecessor and its consolidated subsidiaries) as of such dates and for such periods on a combined basis in accordance with GAAP, subject to year-end audit adjustments. As of the Effective Date, none of the Borrowers or their respective Subsidiaries has any material Guarantees, material contingent liabilities and material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) From December 31, 2009 to the Effective Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. Properties. (a) Each of the Borrowers and their respective Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business and none of such property is subject to any Lien except as permitted by Section 6.2.

(b) Each of the Borrowers and their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each of the Borrowers and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that arises from this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers or any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7. Compliance with Laws and Agreements. Each of the Borrowers and their respective Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.8. Investment and Holding Company Status. (a) None of the Borrowers or any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, each as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Except for net capital and other requirements imposed on registered broker-dealers, none of the Borrowers or any of their respective Subsidiaries is subject to any regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

(b) Each of the Borrowers and their respective Subsidiaries that is engaged in investment advisory or investment management activities is, and at all times will be, duly registered as an investment adviser if and to the extent required under the Investment Advisers Act of 1940, as amended; and each Subsidiary of a Borrower which is engaged in broker-dealer business is, and at all times will be, duly registered as a broker-dealer if and to the extent required under the Securities Exchange Act of 1934, as amended, and, as and to the extent required, is, and at all times will be, a member in good standing of the National Association of Securities Dealers, Inc.

SECTION 3.9. Taxes. Each of the Borrowers and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which each of the Borrowers or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to so file and/or pay could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of such preparation.

SECTION 3.12. No Default. None of the Borrowers or any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.13. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Effective Date, (a) Schedule 3.13 sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and the name of the Borrower or other Subsidiary that is the parent of such Subsidiary and the percentage of such Subsidiary owned directly or indirectly by such parent and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Borrower or any Subsidiary.

SECTION 3.14. Federal Regulations. No part of the proceeds of any Loans or Letters of Credit will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect in any manner that violates the provisions of the Regulations of the Board or for any other purpose that violates the provisions of the Regulations of the Board. The Borrowers are not engaged in the business of extending credit to others for the purpose of “buying” or “carrying” “margin stock”. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. No more than 25% of the consolidated assets of the Borrowers and their respective Subsidiaries (excluding treasury shares) consists of “margin stock” under Regulation U as now and from time to time hereafter in effect.

SECTION 3.15. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Borrower would reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Foreign Assets Control, Etc.

(a) None of the Borrowers (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Borrowers engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. To the extent applicable, each of the Borrowers and their respective subsidiaries is in compliance, in all material respects, with the Patriot Act. Each Borrower has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

(b) No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any Governmental Rule, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.17. Obligations to Rank Pari Passu. The Indebtedness created under the Loan Documents constitutes unsecured obligations of the Borrowers ranking pari passu with all other present and future unsecured Indebtedness of the Borrowers that is not by its terms subordinate or junior in rank to any other Indebtedness of the Borrowers.

ARTICLE IV.

CONDITIONS

SECTION 4.1. Effective Date. The obligations of the Lenders to make Loans and the obligation of the L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a) Principal Loan Documents. The Administrative Agent (and if applicable, the L/C Issuer or the Swing Line Lender) shall have received:

(i) this Agreement, duly executed by the Borrowers and each Lender;

(ii) a Revolving Loan Note in favor of each Revolving Lender requesting such a Note;

(iii) a Term Loan Note in favor of each Term Lender requesting such a Note; and

(iv) a Swing Line Note in favor of the Swing Line Lender.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Munger, Tolles & Olson LLP, special counsel for the Borrowers, substantially in the form of Exhibit B, and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate from each Borrower, dated the Effective Date and signed by a Responsible Officer of such Borrower, (i) confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2 and (ii) setting forth the Debt Ratings as of the Effective Date.

(e) The Administrative Agent, the Lenders and the Joint Lead Arrangers shall have received (i) to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder and (ii) all fees payable to the Joint Lead Arrangers pursuant to the Fee Letters.

(f) All governmental and third party approvals reasonably necessary in connection with the continuing operations of the Borrowers and their respective Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(g) The Lenders shall have received (i) audited consolidated financial statements of the Borrowers (or their predecessor) for the 2007, 2008 and 2009 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrowers for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of any Borrower as reflected in the financial statements or projections furnished to the Lenders.

(h) The Administrative Agent shall have received evidence reasonably satisfactory to it that all amounts outstanding, if any, under the Existing Credit Agreement have been repaid in full as of the Effective Date and such agreement and the commitments thereunder have been terminated.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing or any L/C Credit Extension (including its initial Loan) is subject to the satisfaction of the following conditions:

(a) The Borrowers shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, a Borrowing Request, a Notice of Swing Line Borrowing, Letter of Credit Application or Interest Election Request, as the case may be, for such extension of credit in accordance with this Agreement;

(b) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or L/C Credit Extension (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after giving effect to such Borrowing or L/C Credit Extension, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, L/C Obligation and all fees payable hereunder shall have been paid in full, the Borrowers covenant and agree with the Lenders that:

SECTION 5.1. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) (i) Annual Financial Statements—GAAP. within 90 days after the end of each fiscal year of the Borrowers, an audited combined consolidated statement of financial condition and related statements of operations, partners’ capital and cash flows of the Borrowers and their respective consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (or for the Borrowers’ predecessor’s previous fiscal year), all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such combined consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their respective consolidated Subsidiaries on a combined basis in accordance with GAAP consistently applied, (B) copies of such accountants’ unqualified opinion and (C) to the extent delivered, management letters from such accountants in connection with all such combined consolidated financial statements;

(ii) Annual Financial Statements—generally accepted accounting principals in the U.S. within 90 days after the end of each fiscal year of the Borrowers, an audited combined consolidated statement of financial condition and related statements of operations, partners’ capital and cash flows of the Borrowers and their respective consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (or for the Borrowers’ predecessor’s previous fiscal year), all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such combined consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their respective consolidated Subsidiaries on a combined basis in accordance with generally accepted accounting principles in the United States of America consistently applied, (B) copies of such accountants’ unqualified opinion and (C) to the extent delivered, management letters from such accountants in connection with all such combined consolidated financial statements;

(b) (i) Quarterly Financial Statements—GAAP. within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, a combined consolidated statement of financial condition and related statements of operations, partners’ capital and cash flows of the Borrowers and their respective consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year (or for the Borrowers’ predecessor’s previous fiscal year), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their respective consolidated Subsidiaries on a combined basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(ii) Quarterly Financial Statements—generally accepted accounting principles in the U.S. within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, a combined consolidated statement of financial condition and related statements of operations, partners’ capital and cash flows of the Borrowers and their respective consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year (or for the Borrowers’ predecessor’s previous fiscal year), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrowers and their respective consolidated Subsidiaries on a combined basis in accordance with generally accepted accounting principles in the United States of America consistently applied, subject to normal year-end audit adjustments;

(c) Compliance Certificate. concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of each of the Borrowers substantially in the form of Exhibit H (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.8 , (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) certifying as to the then current Debt Ratings;

(d) Reserved.

(e) Assets Under Management. within 45 days after the end of each fiscal quarter of the Borrowers, (i) a schedule of the Assets Under Management on the last day of such quarter, substantially in the form of Exhibit C-1; and (ii) a statement of changes in Assets Under Management from the last day of the previous quarter to the last day of such quarter, substantially in the form of Exhibit C-2;

(f) Fund or Strategy Information. without undue delay following the availability thereof, copies of quarterly letters provided to the limited partners of the meaningful active investment funds managed by any Borrower or Subsidiary; provided that the Borrowers shall only be required to furnish such letters (i) to the extent that, and at such times as, such letters are required to be furnished by the governing documents of such investment funds; (ii) for so long as such letters continue to be prepared pursuant to the Borrowers’ standard business procedures; and (iii) to the extent that such letters can be furnished without violating any Governmental Rule or binding confidentiality obligation to which any Borrower or Subsidiary is a party;

(g) GSTrUE Materials. without undue delay following the availability thereof, copies of annual and quarterly reports containing “Management’s Discussion and Analysis” (i.e.,

substantially equivalent to forms 10-K and 10-Q) provided to the unitholders of Oaktree Capital Group, LLC via the GSTrUE trading platform and any successor platform; provided that the Borrowers shall only be required to furnish such reports (i) for so long as such reports continue to be prepared pursuant to the Borrowers’ standard business procedures; and (ii) to the extent that such reports can be furnished without violating any Governmental Rule or binding confidentiality agreement to which any Borrower or Subsidiary is a party; and

(h) Additional Information. promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Borrowers shall only be required to furnish such information (i) to the extent that such information can be furnished without violating any Governmental Rule or binding confidentiality agreement to which any Borrower or any Subsidiary is a party; and (ii) to the extent such materials are not expressly excluded from the provisions of Section 5.1(a) through 5.1(g).

SECTION 5.2. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) any involuntary suspension or termination of the registration of any Borrower or any Subsidiary as an investment adviser under the Investment Advisers Act of 1940, as amended, or any cancellation or expiration without renewal or replacement of any material investment advisory agreement or similar contract to which any Borrower or any Subsidiary is a party;

(d) any announcement by S&P or Fitch Ratings of any change in a Debt Rating; and

(e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3. Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.

SECTION 5.4. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, which, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto if required in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.6. Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, subject to Section 9.16 hereof.

SECTION 5.7. Compliance with Laws and Contractual Obligations. Each Borrower will, and will cause each of its Subsidiaries to, comply with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and maintain all Governmental Authorizations, and (c) all Contractual Obligations, except where in each case, the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.8. Use of Proceeds. The proceeds of the Loans and Letters of Credit will be used only to (a) provide for the working capital and general corporate purposes of the Borrowers and their respective Subsidiaries, including to repay any amounts outstanding under the Existing Credit Agreement, to provide the funding necessary for the Borrowers to make capital contributions to investment companies, funds or accounts which are managed by a member of the Oaktree Operating Group or their respective Subsidiaries or for which such Oaktree Operating Group member or such Subsidiary acts as a general partner or investment manager, and, to the extent permitted under this Agreement, to make equity distributions or fund repurchases by Oaktree Capital Group, LLC or ControlCo of their respective Capital Stock, to make investments, loans or advances as permitted by Section 6.4 and to fund Restricted Payments permitted by Section 6.5 and (b) pay fees and expenses incurred in connection with the Transactions. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U or X.

SECTION 5.9. Environmental Laws. Each Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all Governmental Authorizations required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case to the extent that non-compliance therewith would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan, L/C Obligation and all fees payable hereunder have been paid in full, the Borrowers covenant and agree with the Lenders that:

SECTION 6.1. Indebtedness. The Borrowers will not (x) create, incur, assume or permit to exist any Indebtedness or (y) permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or preferred Capital Stock, except, in each case:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.1 and any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount, or shorten the maturity, thereof;

(c) Indebtedness of a Borrower to any Subsidiary or other Borrower, and of any Subsidiary to any Borrower or any wholly owned Subsidiary of a Borrower;

(d) Indebtedness of a Borrower or Subsidiary to Oaktree Capital Management (Cayman), L.P. or any of its subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(e) Guarantees of Indebtedness permitted hereunder;

(f) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) when added to the aggregate principal amount of Attributable Debt outstanding, shall not exceed $30,000,000 at any one time;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) Indebtedness of any Borrower or any Subsidiary as an account party in respect of letters of credit in a maximum amount of $20,000,000 at any one time;

(i) Unsecured Indebtedness of a Borrower to its partners to finance the Borrowers’ equity contributions in investment companies or funds for which it or any Subsidiary acts as a general partner or an investment advisor in an aggregate amount not to exceed $10,000,000 at any one time;

(j) any Permitted Note Financing, provided that at the time of any new issuance or guarantee of any such senior notes, no Default or Event of Default has occurred or would result therefrom;

(k) Indebtedness incurred for the purchase or lease of a corporate jet, in an amount not to exceed $35,000,000 at any one time;

(l) Guarantees by the Borrowers of loans extended to employees or principals of the Borrowers and other Persons for taxes payable upon the vesting of equity interests in connection with equity-based compensation arrangements;

(m) Indebtedness of the Borrowers or any of their Subsidiaries in the nature of any contingent obligations of any Borrower or any such Subsidiary as the general partner (or equivalent) of any investment funds managed by any member of the Oaktree Operating Group or any of their respective subsidiaries, either now existing or newly created in respect of any Indebtedness of those funds;

(n) obligations pursuant to Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(o) Indebtedness permitted by Section 6.4;

(p) Unsecured Indebtedness of the Borrowers and their respective Subsidiaries in an aggregate amount not to exceed $30,000,000 at any one time.

For purposes of compliance with this Section, (1) in the event any Indebtedness meets the criteria set forth in more than one of clauses (a) through (p) of this Section, the Borrowers in their sole collective discretion may (x) classify or reclassify such Indebtedness in any manner that complies with this Section and (y) divide and classify such Indebtedness among more than one of the clauses of this Section and, in each case, such Indebtedness shall be treated as having been permitted pursuant to such clause, and (2) Indebtedness in any currency other than U.S. dollars shall be valued in U.S. dollars as of the date such investment was made.

SECTION 6.2. Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrowers or their respective Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on property, plant and equipment acquired, constructed or improved by the Borrowers or their respective Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of the Borrowers or their respective Subsidiaries;

(e) Liens on the corporate jet described in Section 6.1(k) and the proceeds thereof securing the Indebtedness permitted by Section 6.1(k);

(f) in the case of a Subsidiary that serves as the general partner (or equivalent) of an investment fund managed by any of the Borrowers or any of their Affiliates, any Lien on such Subsidiary’s interests and rights as a general partner (or equivalent) of such fund or any special purpose vehicle owned by such limited partnership; provided that such Lien shall not extend to such Subsidiary’s right to receive distributions or any incentive allocation from such fund;

(g) Liens on property acquired or leased by a Borrower or a Subsidiary of a Borrower securing the related Capital Lease Obligations permitted hereunder;

(h) attachment, judgment and other similar Liens that do not constitute an Event of Default pursuant to subsection (k) of Article VIII; and

(i) Liens arising out of the refinancing extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the Lien does not apply to any additional property or asset.

For purposes of compliance with this Section, (x) in the event that any Lien meets the criteria set forth in more than one of clauses (a) through (i) of this Section, Borrowers in their sole discretion may classify or reclassify such Lien in any manner that complies with this Section and such Lien shall be treated as having been permitted pursuant to only one of such clauses of this section; and (y) any Indebtedness secured by a Lien may be divided and classified among more than one of the clauses of this Section and, in each case, such Lien shall be treated as having been permitted pursuant to such clause.

SECTION 6.3. Fundamental Changes. (a) Each Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Borrowers’ assets (measured on a collective basis across all Borrowers), or all or substantially all of the Capital Stock of the Borrowers’ Subsidiaries (measured on a collective basis across all Borrowers) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person, including a Subsidiary or Borrower, may merge into or consolidate with any of the Borrowers in a transaction in which a Borrower is the surviving entity, (ii) any Subsidiary may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary, (iii) any Borrower may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary, provided that (solely in a case of such a transaction involving a Borrower other than Oaktree AIF Investments, L.P.), such wholly owned Subsidiary agrees to become a Borrower hereunder and executes and delivers documents reasonably requested by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent with respect thereto (including, but not limited to, an opinion of counsel), (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any of the Borrowers or to a wholly owned Subsidiary, (v) any Borrower may sell, transfer, lease or otherwise dispose of its assets (including any Capital Stock) to any other Borrower, (vi) any Borrower may sell, transfer, lease or otherwise dispose of its assets (including any Capital Stock) to a wholly owned Subsidiary, provided that in the event such transaction results in a transfer, lease or other disposition of all or substantially all of the Borrowers’ assets (measured on a collective basis across all Borrowers) to such Subsidiary, such Subsidiary agrees to become a Borrower hereunder and executes and delivers documents reasonably requested by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent with respect thereto (including, but not limited to, an opinion of counsel), (vii) any Subsidiary may merge or consolidate with any other Person in a transaction in which the other Person is the surviving entity or sell, transfer, lease or otherwise dispose of its assets to any other Person which, in each case, (A) prior to such transaction did not have any operations and (B) the Borrowers own the same type and percentage of equity interests in such other Person as the Borrowers owned in such Subsidiary prior to such transaction, (viii) Oaktree AIF Investments, L.P. or any Subsidiary of a Borrower may liquidate or dissolve if Oaktree AIF Investments, L.P. or such Borrower, respectively, determines in good faith that such liquidation or dissolution is in its best interests and is not materially disadvantageous to the Lenders and (ix) any Borrower may transfer any Capital Stock of any of its Subsidiaries to any other Borrower or any wholly owned Subsidiary of another Borrower; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless the Borrowers’ investment therein is also permitted by Section 6.4.

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by such Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements. (a) The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(i) Permitted Investments;

(ii) investments by a Borrower in the Capital Stock of its Subsidiaries (including newly created Subsidiaries);

(iii) loans or advances made by the Borrowers to any Subsidiary and made by any Subsidiary to the Borrowers or any other Subsidiary, and any loans and advances to any Subsidiary shall include such loans and advances to foreign Subsidiaries and Oaktree Capital Management (Cayman) L.P. and its subsidiaries to fund the operating costs and budgeted Capital Expenditures of such entities; provided that at the time of such loan or advance, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iv) Guarantees (A) constituting Indebtedness permitted by Section 6.1 and (B) of other obligations (including lease obligations of Subsidiaries and Oaktree Capital Management (Cayman) L.P. and its subsidiaries) not prohibited by this Agreement; and

(v) loans or advances made directly by a Borrower or indirectly by a Borrower through one or more intermediaries to the employees and/or principals of any member of the Oaktree Operating Group or any of their respective subsidiaries (A) that are outstanding for less than four months, (B) that are secured by (x) the Capital Stock of ControlCo or (y) “points” in the management fee or incentive allocation of any investment fund or any subsidiary thereof that is managed by any Borrower or any Subsidiary, in each case, held by such employees and/or principals, or (C) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding for all Borrowers.

(b) The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any member of the Oaktree

Operating Group or any subsidiary thereof is exposed in the conduct of its business or the management of its liabilities or entered into in connection with the issuance or contemplated issuance of a Permitted Note Financing.

SECTION 6.5. Restricted Payments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary of a Borrower may declare and pay dividends on, or make distributions with respect to, its Capital Stock to a Borrower or any intervening Subsidiary, (b) that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers or any of their respective Subsidiaries may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, or declare and pay dividends or make distributions in cash solely to holders of its Capital Stock, (c) the Borrowers may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their respective Subsidiaries; (d) the Borrowers or any of their respective Subsidiaries may declare and pay dividends and make distributions to holders of their Capital Stock at any time in amounts intended to enable such holders to discharge their respective U.S. federal, state and local and non-U.S. income and franchise tax liabilities arising from allocations made (or expected to be made) to such holder in respect of such Capital Stock (which amounts may be calculated based on the assumption that such holders are taxed at the highest marginal federal, state and local tax rates applicable to an individual domiciled in Los Angeles, California).

SECTION 6.6. Transactions with Affiliates. The Borrowers will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) in the ordinary course of business at prices and on terms and conditions not less favorable to a Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Borrowers and their wholly owned Subsidiaries not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 6.5;

(d) as identified on Schedule 6.6; and

(e) transfers or contributions of property, assets or Capital Stock from an Affiliate of any Borrower to any Subsidiary or Borrower, provided that (i) no Default or Event of Default then exists or would result after giving effect thereto, (ii) the representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects on and as of the date of and after giving effect to such transfer or contribution (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date), (iii) if the transfer or contribution is of Capital Stock of any Person and results in such Person becoming a Subsidiary of any Borrower, then no Default or Event of Default pursuant to Section 6.8 would have existed if such Person were a Subsidiary of a Borrower as of the last day of the Borrowers’ most recently ended fiscal quarter and (iv) no cash or other property (other than equity interests of the recipient of such transfer or contribution to the transferor in respect thereof) is transferred from any of the Borrowers or their respective Subsidiaries to such Affiliate or any owner, directly or indirectly, of such Affiliate, in connection with such transfer or contribution.

SECTION 6.7. Restrictive Agreements; Negative Pledge Clauses. The Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions on account of any shares of its Capital Stock or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.7 (and any extension, renewal or amendment or modification thereof, provided that such extension, renewal, amendment or modification does not expand the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, business or assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary, business or assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof; and (vi) the foregoing shall not apply to restrictions and conditions contained in agreements evidencing the Permitted Note Financing.

SECTION 6.8. Financial Condition Covenants.

(a) Combined Leverage Ratio. The Borrowers will not permit the Combined Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter to be equal to or greater than the ratio of 2.50 to 1.00.

(b) Combined Fixed Charge Coverage Ratio. The Borrowers will not permit the Combined Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers ending with any fiscal quarter to be equal to or less than the ratio of 2.50 to 1.00.

(c) Combined Net Worth. The Borrowers will not permit the Combined Net Worth at any time to be less than $400,000,000.

(d) Minimum Assets. The Borrowers will not permit the Assets Under Management at any time to be less than $50,000,000,000.

SECTION 6.9. Reserved.

SECTION 6.10. Changes in Fiscal Periods. The Borrowers will not permit the fiscal year of the Borrowers to end on a day other than December 31 or change the Borrowers’ method of determining fiscal quarters, except, in each case, with the consent (not to be unreasonably withheld) of the Required Lenders.

SECTION 6.11. Optional Payments and Modifications of Certain Debt Instruments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease any Indebtedness other than:

(a) the Indebtedness under this Agreement and the other Loan Documents; and

(b) so long as no Default or Event of Default has occurred or would result therefrom, prepayments of Indebtedness made when the sum of the Effective Amount of all Revolving Loans , the Effective Amount of all Swing Line Loans , and the Effective Amount of all L/C Obligations outstanding at such time is equal to zero.

The Borrowers also will not, and will not permit any of their respective Subsidiaries to amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms relating to the payment or prepayment of principal of or interest on, any such Indebtedness that would accelerate the maturity or increase the amount of any payment of principal thereof.

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or L/C Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or L/C Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been materially incorrect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to such Borrower’s existence) or 5.8 or in Article VI; provided that with respect to any non-consensual Lien on any property or asset of any

Borrower or any Subsidiary, no Default or Event of Default shall exist under this clause (d) unless any such Lien shall not have been terminated, removed or released within 30 days from the date such Lien was initially placed thereon;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrowers;

(f) any Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or their respective debts, or of a material part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a material part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a material part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against any of them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall become unable, admit in writing or fail generally to pay their respective debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 in excess of applicable insurance shall be rendered against any Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any Borrower or any Subsidiary shall become a Designated Person;

(o) the aggregate amount of the Unfunded Pension Liabilities of the Borrowers and their respective Subsidiaries shall exceed $10,000,000 at any time; or

(p) any Loan Document or any material term thereof shall cease to be, or be asserted by any Borrower not to be, a legal, valid and binding obligation of such Borrower (or any other Borrower) enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers take one or all of the following actions, at the same or different times: (i) terminate the Commitments and any obligation of the L/C Issuer to make L/C Credit Extensions and thereupon the Commitments and such obligation of the L/C Issuer shall terminate immediately, (ii) declare all or a portion of the Loans and L/C Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and L/C Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent permitted by applicable law, (iii) require that the Borrowers Cash Collateralize the L/C Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, and (iv) exercise all other rights and remedies under the Loan Documents and applicable law; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and the principal of the Loans and L/C Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations in an amount equal to the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the L/C Obligations, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent permitted by applicable law.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

SECTION 8.1. Appointment, Powers and Immunities

(a) Each Lender hereby appoints and authorizes Wells Fargo Bank, National Association and its successors to act as its administrative agent hereunder and under the other Loan Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Joint Lead Arrangers and Co-Syndication Agents shall not have any duties or responsibilities or any liabilities under this Agreement or any other Loan Document and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Loan Documents shall not require the consent of the Co-Syndication Agents or, except to the extent expressly set forth in Section 9.2(b), the Joint Lead Arrangers, in such capacity. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Loan Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Loan Document or any applicable Governmental Rule. None of the Administrative Agent or any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Borrower contained in this Agreement or in any other Loan Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure by any Borrower to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. None of the Administrative Agent or any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except to the extent arising from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Loan Documents as shall be directed by the Required Lenders or in the absence of such direction such action as the Administrative Agent in good faith deems advisable under the circumstances.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

SECTION 8.2. Reliance by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, e-mail or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders (or additional Lenders if required by Section 9.2), and such instructions of the Required Lenders (or additional Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 8.3. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received a written notice from a Lender or the Borrowers, referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything to the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

SECTION 8.4. Indemnification. Without limiting the obligations of the Borrowers hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its pro rata share of all obligations of the Borrowers and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing arise from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 8.4 shall survive the payment and performance of the obligations of the Borrowers, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

SECTION 8.5. Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Borrowers and their respective Subsidiaries and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Borrower of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Borrower; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Borrower which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Borrower or any officer, employee or agent of any Borrower in this Agreement or in any of the other Loan Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Document, (iii) the value or sufficiency of the collateral, if any, or the validity or perfection of any of the liens or security interests intended to be created by the Loan Documents, or (iv) any failure by any Borrower to perform its obligations under this Agreement or any other Loan Document.

SECTION 8.6. Resignation of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrowers and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrowers; provided, however, that the Borrowers shall have no right to approve a successor Administrative Agent if a Default or Event of Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day even if no successor has been appointed.

If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent hereunder. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “L/C Issuer,” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent.

SECTION 8.7. Collateral Matters. Unless all the Lenders otherwise consent in writing, any and all cash collateral for the L/C Obligations shall be released to the Borrowers, to the extent not applied to the L/C Obligations, only if (a) the Commitments have been terminated and (b) all L/C Obligations have been paid in full and are no longer outstanding.

SECTION 8.8. Performance of Conditions. For the purpose of determining fulfillment by the Borrowers of conditions precedent specified in Article IV only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article IV to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Loan Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit or the making of any other L/C Credit Extension specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Revolving Proportionate Share of such Loan, Letter of Credit or other L/C Credit Extension.

SECTION 8.9. The Administrative Agent in its Individual Capacity. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Borrower and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1. Notices.

(a) Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrowers, any Lender or the Administrative Agent under this Agreement or the other Loan Documents shall be in writing and faxed, mailed, e-mailed or delivered, if to the Borrowers or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective telecopy number, e-mail address or address set forth below or, if to any Lender, at the address, e-mail address or telecopy number specified for such Lender in Schedule 2.1 (or to such other telecopy number, e-mail address or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (ii) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when sent by telecopy transmission, upon confirmation of receipt; provided, however, that (A) any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person, (B) any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II that is sent via e-mail must be sent in the form of a signed PDF or similar document image file that is attached to an e-mail sent to the e-mail address or e-mail addresses of the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, (C) the e-mail or other web-based communication expressly permitted under Section 9.1(b) or otherwise shall no longer be permitted if the Administrative Agent has notified the Borrowers that it is incapable of receiving such notices and communications by e-mail or other web-based communication and (D) unless the Administrative Agent otherwise prescribes, notices and other web-based communication sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement (it being understood that an “auto-response” shall not constitute any such written acknowledgement)); provided that if such e-mail notice or other web-based communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

The Administrative Agent,

the L/C Issuer and

the Swing Line Lender:	Wells Fargo Bank, National Association

333 South Grand Avenue, 3rd Floor

Los Angeles, CA 90071

Attention: Janet N. Yamamoto

Tel. No. (213) 253-6141

Fax No. (866) 359-9230

E-mail: yamamojn@wellsfargo.com

The Borrowers:	c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: David M. Kirchheimer

Fax No. (213) 830-6290

E-mail: dkircheimer@oaktreecapital.com

With copy to: Todd E. Molz

Fax No. (213) 830-8545

E-mail: tmolz@oaktreecapital.com

In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrowers to the Administrative Agent or any Lender to be made by telephone, e-mail or telecopy, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

(b) The Borrowers agree that the Administrative Agent may make any material delivered by the Borrowers to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrowers, or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, The Debt Exchange, Inc. or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.2. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or L/C Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Neither this Agreement, nor any other Loan Document, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) amend, modify or otherwise affect the rights and duties of the Swing Line lender without the written consent of the Swing Line Lender, (vi) amend, modify or otherwise affect the rights and duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued without the written consent of the L/C Issuer, (vii) amend, modify or otherwise affect the rights of the Joint Lead Arrangers under Section 9.3 without the written consent of the Joint Lead Arrangers or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects Defaulting Lenders more adversely than other affected Lenders shall require the consent of any then existing Defaulting Lender which has acknowledged that it is a Defaulting Lender.

SECTION 9.3. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, L/C Issuer, the Joint Lead Arrangers, Swing Line Lender and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, L/C Issuer, the Joint Lead Arrangers and Swing Line Lender, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or, upon the occurrence and during the continuation of a Default or an Event of Default, Lenders, including the fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders selected by the Administrative Agent, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans or L/C Credit Extensions made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrowers shall indemnify the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer, the Swing Line Lender, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses, including the fees, charges and disbursements of (A) one counsel for the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Swing Line Lender selected by the Administrative Agent and, if any such Indemnitee determines in good faith (on its own or on the advice of counsel) that there are actual or potential conflicts of interest among one or more such Indemnitees, any counsel for each such Indemnitee making such determination and (B) one counsel for the other Indemnitees selected by the Administrative Agent and, if any such Indemnitee determines in good faith (on its own or on the advice of counsel) that there are actual or potential conflicts of interest among one or more such Indemnitees, any counsel for each such Indemnitee making such determination, in each case, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, L/C Credit Extension or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s directors, officers or employees. For the avoidance of doubt, references to “one counsel” in this Section 9.3 shall mean one law firm (as opposed to one lawyer) and each applicable Person with decision making authority may replace its counsel as it deems appropriate and such original counsel and each subsequent replacement counsel, as applicable, shall be deemed to be one counsel for purposes of this Section 9.3.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any of the Joint Lead Arrangers under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Joint Lead Arranger, as the case may be, such Lender’s pro rata share of all obligations of the Borrowers and Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Joint Lead Arranger in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or L/C Credit Extension or the use of the proceeds thereof.

SECTION 9.4. Successors and Assigns. (a) The provisions of this Agreement and the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitments, L/C Obligations and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers; provided that no consent of the Borrowers shall be required for an assignment to a Lender, an affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Eligible Assignee; and

(B) the Administrative Agent, L/C Issuer, and Swing Line Lender provided that (1) no consent of the Administrative Agent, L/C Issuer or Swing Line Lender shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Lender with a Revolving Loan Commitment immediately prior to giving effect to such assignment, (2) no consent of the L/C Issuer or Swing Line Lender shall be required for an assignment of any Term Loans and (3) such consent shall not be unreasonably withheld or delayed.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with payment by such parties of a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank, National Association assigns all of its Commitments and Loans pursuant to subsection (b) above, Wells Fargo Bank, National Association may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrowers, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Wells Fargo Bank, National Association as L/C Issuer or the termination of the Swing Line, as the case may be. Wells Fargo Bank, National Association shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.17(c)). If Wells Fargo Bank, National Association terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make ABR Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.18(c).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender

hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Proportionate Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Governmental Rules without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the, terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without notice to or consent of the Borrowers, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Loan Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans ). In

the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii) or (iii) of Section 9.2(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder; provided that increases in the Commitment or Loans shall be permitted without the consent if any Participant’s participation is not increased as a result thereof. The Borrowers agree that if amounts outstanding under this Agreement and the other Loan Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.15. The Borrowers also agree that any Lender which has transferred any participating interest in its Commitments or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.12, 2.13 and 2.14, as if such Lender had not made such transfer.

(d) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 9.4(b), by the Borrowers and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500 paid by the parties thereto, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrowers a revised Schedule 2.1 reflecting the names, addresses and Commitment or Loans of all Lenders then parties hereto (and in any event Schedule 2.1 shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.1(b)).

(e) Confidentiality. Subject to Section 9.16, the Administrative Agent and the Lenders may disclose the Loan Documents and any financial or other information relating to the Borrowers and their respective Subsidiaries to each other or to any potential Participant or Assignee Lender.

(f) Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Loan Documents to a Federal Reserve

Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Loan Documents.

(g) True Sale. All participations in the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents (including any participations in Letters of Credit and/or Loans, any participations described in Section 9.4(c) and any participations under Section 2.15(c) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents to which such participation relates through the exercise of setoff by such Participation Seller against the Borrowers or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.15(c) hereof).

SECTION 9.5. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including, except to the extent expressly set forth therein, the commitment letter dated as of December 1, 2010 between the Borrowers, Wells Fargo Securities, MLPF&S, the Administrative Agent and Bank of America, N.A.). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by e-mail of a PDF or similar electronic image file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that such Lender shall not set off any amount owed to any Borrower under any credit or other debt facility in which any Borrower or a Subsidiary of a Borrower or any investment funds for which a Borrower or a Subsidiary of a Borrower acts as a general partner or an investment advisor and such Lender are lenders thereunder or in which such Lender is an agent. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.9. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Unless otherwise expressly provided in any Loan Document, this Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Loan Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

SECTION 9.11. Relationship of Parties. The relationship between the Borrowers, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrowers and lenders. None of the Lenders or the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrowers or any of their Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary, advisory or agency relationship with the Borrowers or any of their Affiliates, or to owe any fiduciary duty to the Borrowers or any of their Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrowers or any of their Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrowers or any of their Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent or any Lender or the operations of the Borrowers or any of their Affiliates. The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrowers. The Borrowers and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of the Lenders and the Administrative Agent and neither the Borrowers nor any of their Affiliates is entitled to rely thereon.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.13. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.16. Confidentiality. Neither any Lender nor the Administrative Agent shall use the Confidential Information for any purpose other than in connection with the Loan Documents, the transactions contemplated hereunder or any credit decisions that any Lender or the Administrative Agent may make or be contemplating in respect of any one or more entities in the Oaktree Operating Group and any of their respective subsidiaries and Affiliates nor disclose to any Person any Confidential Information, except that any Lender or the Administrative Agent may disclose any Confidential Information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates and their respective agents and advisors who are bound by obligations of confidentiality sufficient to ensure their compliance herewith; (b) to any other Lender or the Administrative Agent; (c) if required, requested or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or the Administrative Agent (provided that the Administrative Agent and Lenders shall not be required to provide notice regarding examination of the financial condition or other routine examination of the Administrative Agent or such Lender by such Governmental Authority); (d) if required in response to any summons or subpoena; (e) in connection with any enforcement by the Lenders and the Administrative Agent of their rights under this Agreement or the other Loan Documents or any litigation among the parties relating to the Loan Documents or the transactions contemplated thereby; (f) to comply with any Requirement of Law applicable to such Lender, the L/C Issuer or the Administrative Agent; (g) to any Assignee Lender or Participant, any prospective Assignee Lender or Participant or to any direct or indirect contractual counterparties (or professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations hereunder; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant, direct or indirect contractual counterparty and professional advisor thereto agrees to be bound by the provisions of (or provisions at least as restrictive as) this Section 9.16; (h) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information received by it from the Administrative Agent or any Lender; or (i)

otherwise with the prior consent of the Borrowers; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Borrowers or the rights of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents. In the case of disclosure pursuant to clauses (c), (d) and (f), the disclosing Lender shall use reasonable efforts to, to the extent permitted by law, provide prior notice of such disclosure to the Borrowers; provided, however, that any failure to provide such notice shall not affect the obligations of the Borrowers or the rights of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents. Nothing in this Section 9.16 shall limit the use of any Platform as described in Section 9.1(b); provided that the recipient of any Confidential Information through such Platform shall be required to agree to maintain the confidentiality of such Confidential Information by means of a “click-through” confidentiality agreement or similar agreement.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Waivers and Agreements of Borrowers. While not intended by the parties hereto, if it is determined that any Borrower is a surety of any other Borrower:

(a) Without limiting the provisions of Section 1.5, the covenants, agreements and obligations of each Borrower set forth herein are joint and several and shall be primary obligations of such Borrower, and such obligations shall be absolute, unconditional and irrevocable, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever, foreseeable or unforeseeable.

(b) Each Borrower hereby waives, to the fullest extent permitted by applicable law, (i) any right of redemption with respect to any collateral after the sale hereunder, and all rights, if any, of marshalling of any collateral or other security for the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents and (ii) any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (A) proceed against any other Borrower or any other Person, (B) proceed against or exhaust any other collateral or security for any of the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents or (C) pursue any remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Person other than payment in full of the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents, including any defense based on or arising out of the disability of any other Borrower or any other Person, or the enforceability of the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower other than payment in full of the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents. To the extent any collateral secures the Obligations, the Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent may have against any other Borrower or any other Person, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Loans, the L/C Obligations and other obligations of the Borrowers under this Agreement and the other Loan Documents have been paid in full. Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrower.

SECTION 9.19. Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo Bank, National Association is acting in various capacities under this Agreement and the other Loan Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Wells Fargo Bank, National Association sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Wells Fargo Bank, National Association may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Loan Documents in accordance with its past practice.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/S/ BRUCE A. KARSH
Name: Bruce A. Karsh Title: President

BY:	/S/ DAVID M. KIRCHHEIMER

Name: David M. Kirchheimer Title: Principal, Chief Financial Officer and Administrative Officer

OAKTREE CAPITAL II, L.P.

By:	/S/ BRUCE A. KARSH
Name: Bruce A. Karsh Title: President

BY:	/S/ DAVID M. KIRCHHEIMER

Name: David M. Kirchheimer Title: Chief Financial Officer

OAKTREE AIF INVESTMENTS, L.P.

By:	/S/ BRUCE A. KARSH
Name: Bruce A. Karsh Title: President

BY:	/S/ DAVID M. KIRCHHEIMER

Name: David M. Kirchheimer Title: Chief Financial Officer

OAKTREE CAPITAL I, L.P.

By:	/S/ BRUCE A. KARSH
Name: Bruce A. Karsh Title: President

BY:	/S/ DAVID M. KIRCHHEIMER

Name: David M. Kirchheimer Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer, Swing Line Lender and a Lender

By:	/S/ JANET N. YAMAMOTO
Name: Janet N. Yamamoto
Title: SVP

BANK OF AMERICA, N.A., as a Lender

By:	/S/ PHILLIP P. WHEWELL
Name: Phillip P. Whewell
Title: Assistant Vice President

HSBC BANK USA, N.A., as a Lender

By:	/S/ FERESHTAH THORNBERG
Name: Fereshtah Thornberg
Title: Director

THE BANK OF NEW YORK MELLON, as a Lender

By:	/S/ JOANNE CAREY
Name: Joanne Carey
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/S/ JAY CHALL
Name: Jay Chall
Title: Director

By:	/S/ KATHRIN MARTI
Name: Kathrin Marti
Title: Assistant Vice President

NATIONAL AUSTRALIA BANK LIMITED, A.B.N. 12 004 044 937, as a Lender

By:	/S/ RICHARD GARRITT
Name: Richard Garritt
Title: Director

COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/S/ ANDREW CAMPBELL
Name: Andrew Campbell
Title: Managing Director

By:	/S/ KELLY WILSON
Name: Kelly Wilson
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/S/ EVELYN THIERYY
Name: Evelyn Thierry
Title: Director

By:	/S/ OMAYRA LAUCELLA
Name: Omayra Laucella
Title: Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/S/ MARK WALTON
Name: Mark Walton
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Lender

By:	/S/ RYAN VETSCH
Name: Ryan Vetsch
Title: Authorized Signatory

UNION BANK, N.A., as a Lender

By:	/S/ YUCHIRO IZUMI
Name: Yuichiro Izumi
Title: Credit Officer